Mail Stop 3561


      							January 10, 2006

Via Mail and Fax (3954-0001)
Mr. Soren Degn
Chief Financial Officer
EuroTrust A/S
Poppelgaardvej 11-13
2860 Soeborg
Denmark


	Re:	EuroTrust A/S
      Form 20-F/A for Fiscal Year Ended December 31, 2004
		Filed January 9, 2006
		File No. 0-30690


Dear Mr. Degn:

	We have completed our review of your Form 20-F/A and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549